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                                                       Exhibit 8.1

                              [SKADDEN LETTERHEAD]

                                                       October 18, 1995


International Paper Company
c/o International Paper Capital Trust
Two Manhattanville Road
Purchase, New York  10577

               Re:  Registration No. 33-62283
                    Registration Statement on Form S-3
                    ----------------------------------


Ladies and Gentlemen:

          We have acted as special counsel for International Paper Company, a New York corporation (the "Company"), and International Paper Capital Trust, a Delaware business trust (the "Trust"), in connection with the above captioned registration statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on August 31, 1995, and Amendment No.1 thereto, filed with the Commission on October 18, 1995 for the purpose of registering
(i) up to 10,350,000 of the Trust's 5 1/4% Convertible Preferred Securities (liquidation preference $50 per preferred security) (the "Preferred Secu-rities"), representing undivided beneficial interests in the assets of the Trust, (ii) up to $533,505,200 aggregate principal amount of 5 1/4% Convertible Junior Subordinated Deferrable Interest Debentures Due 2025 (the "Subordinated Debt Securities") issued by the Company to the Trust in connection with the sale of the Preferred Securities and (iii) common stock, par value $1.00 per share, of the Company ("Common Stock") issuable upon conversion of the Subordinated Debt Securities.








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International Paper Company
International Paper Capital Trust
October 18, 1995
Page 2


          We hereby confirm that, although the discussion set forth in the above captioned registration statement under the heading "UNITED STATES TAXATION" does not purport to discuss all possible United States federal income tax consequenc-es of the purchase, ownership and disposition of Preferred Securities, in our opinion such discussion constitutes, in all material respects, a fair and accu-rate summary of the United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, based upon current law. It is possible that contrary positions may be taken by the Internal Reve-nue Service and that a court may agree with such contrary positions.

          This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and, except as set forth in the next sentence, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We also consent to the use of our name under the heading "Legal Matters" in the form of Prospectus Supplement included as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date











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International Paper Company
International Paper Capital Trust
October 18, 1995
Page 3


hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                   Very Truly Yours,

                                   /s/ Skadden, Arps, Slate, Meagher & Flom
                                   ----------------------------------------